News Release

SPRINT REPORTS CONTINUED YEAR-OVER-YEAR GROWTH IN WIRELESS SERVICE REVENUE WITH FISCAL YEAR 2018 THIRD QUARTER RESULTS

•	Wireless service revenue grew year-over-year for the second consecutive quarter, excluding the $199 million impact of the new revenue recognition standard

◦	Postpaid service revenue grew year-over-year for the first time in five years

◦	Prepaid service revenue grew year-over-year for the fifth consecutive quarter

•	Net loss of $141 million, operating income of $479 million, and adjusted EBITDA* of $3.1 billion

◦	12th consecutive quarter of operating income

◦	Highest fiscal third quarter adjusted EBITDA* in 12 years

•	Postpaid net additions of 309,000 grew 53,000 year-over-year

◦	Sixth consecutive quarter of net additions

◦	10th consecutive quarter of net additions in the business market

•	Continued progress on Next-Gen Network plans

◦	Network investments of $1.4 billion more than doubled year-over-year

◦	Remain on track for mobile 5G launch in the coming months

•	Strong progress on digitalization initiatives

◦	Postpaid gross additions in digital channels increased nearly 70 percent year-over-year

◦	Approximately 30 percent of all Sprint customer care chats are now performed by virtual agents using artificial intelligence

OVERLAND PARK, Kan. - Jan. 31, 2019 - Sprint Corporation (NYSE: S) today reported fiscal year 2018 third quarter results, including its second consecutive quarter of year-over-year growth in wireless service revenue and its sixth consecutive quarter of postpaid net additions. The company also reported its 12th consecutive quarter of operating income and the highest fiscal third quarter adjusted EBITDA* in 12 years.

“Sprint’s strategy of balancing growth and profitability while we work toward regulatory approval of our T-Mobile merger is reflected in our fiscal third quarter results,” said Sprint CEO Michel Combes. “We delivered solid financials, increased network investments as we prepare for our mobile 5G launch, and continued the digital transformation of the company.”

Continued Growth in Wireless Service Revenue and Reduction in Costs
Sprint reported 309,000 postpaid net additions in the quarter, an improvement of 53,000 year-over-year, as the company continued to offer some of the best unlimited plans in the industry and focused on growing revenue per customer with additional devices and value-added services. This strategy has driven improved wireless service revenue trends in the business, excluding the impact of the new revenue recognition standard.

•	Wireless service revenue grew year-over-year for the second consecutive quarter.

•	Postpaid service revenue grew year-over-year for the first time in five years.

•	Prepaid service revenue grew year-over-year for the fifth consecutive quarter.

Sprint continued to make progress on its multi-year plan to improve its cost structure. Excluding the impact of the new revenue recognition standard and merger costs, the company reported approximately $800 million of combined year-over-year gross reductions in cost of services and selling, general and administrative expenses during the first three quarters of fiscal 2018 and approximately $300 million of net reductions year-to-date. For the full fiscal year, the company expects to deliver gross reductions of more than $1 billion for the fifth consecutive year, with net reductions of less than $500 million after reinvestments.

News Release

Net loss of $141 million in the quarter compared to net income of $7.2 billion in the year-ago period, as the fiscal year 2017 third quarter results included a $7.1 billion non-cash benefit from tax reform. The company also reported the following results.

Network Investments Grow as Mobile 5G Launch Approaches
Sprint’s quarterly network investments, or cash capital expenditures excluding leased devices, of $1.4 billion more than doubled year-over-year and increased approximately $150 million sequentially as the company made continued progress on executing its Next-Gen Network plan.

•	Sprint completed thousands of tri-band upgrades and now has 2.5 GHz spectrum deployed on approximately 75 percent of its macro sites.

•	Sprint added thousands of new outdoor small cells and currently has 27,000 deployed including both mini macros and strand mounts.

•	Sprint has deployed hundreds of Massive MIMO radios, which increase the speed and capacity of the LTE network and, with a software upgrade, will provide mobile 5G service.

Sprint remains on track to launch its mobile 5G network in the coming months in nine of the largest cities in the country: Atlanta, Chicago, Dallas, Houston, Kansas City, Los Angeles, New York City, Phoenix and Washington, D.C. The company has also announced standards-based 5G devices from LG, HTC, and Samsung that will be available soon.

Building a Digital Disruptor
Sprint is leading the U.S. telecommunications industry in leveraging digital capabilities by focusing on three main areas.

•	Increasing digital revenue through improvement in gross adds and upgrades through digital channels.

•	Providing intelligent customer experience by leveraging artificial intelligence, analytics, and automation.

•	Improving digital engagement with the company’s in-house digital marketing agency and enhanced app functions.

The company made strong progress on its digital transformation in the quarter.

•	Postpaid gross additions in digital channels increased nearly 70 percent year-over-year.

•	About one of every six postpaid upgrades occurred in a digital channel.

•	Approximately 30 percent of all Sprint customer care chats are now performed by virtual agents using artificial intelligence.

•	Introduced Apple Business Chat, allowing customers to chat directly with Sprint 24/7 by sending a message through the Messages app on an iPhone and iPad.

Fiscal Year 2018 Outlook

•	The company continues to expect adjusted EBITDA* of $12.4 billion to $12.7 billion.

•	Excluding the impact of the new revenue recognition standard, the company continues to expect adjusted EBITDA* of $11.7 billion to $12.0 billion.

•	The company continues to expect cash capital expenditures excluding leased devices to be $5.0 billion to $5.5 billion.

News Release

Conference Call and Webcast

•	Date/Time: 9:30 a.m. (ET) Thursday, January 31, 2019

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 6879716)

◦	International: 443-961-0242 (ID: 6879716)

•	Webcast available at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website
Contact Information

•	Media contact: Dave Tovar, David.Tovar@sprint.com

•	Investor contact: Jud Henry, Investor.Relations@sprint.com

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
Net additions (losses) (in thousands)
Postpaid	309	109	256	541	385
Postpaid phone	(26)	(34)	184	27	551
Prepaid	(173)	(14)	63	(184)	193
Wholesale and affiliate	(88)	(115)	66	(272)	246
Total wireless net additions (losses)	48	(20)	385	85	824

End of period connections (in thousands)
Postpaid (a) (c) (d)	32,605	32,296	31,942	32,605	31,942
Postpaid phone (a) (c)	26,787	26,813	26,616	26,787	26,616
Prepaid (a) (b) (c) (e) (f)	8,846	9,019	8,997	8,846	8,997
Wholesale and affiliate (b) (c) (g)	13,044	13,232	13,642	13,044	13,642
Total end of period connections	54,495	54,547	54,581	54,495	54,581

Churn
Postpaid	1.85%	1.78%	1.80%	1.75%	1.73%
Postpaid phone	1.84%	1.73%	1.71%	1.71%	1.60%
Prepaid	4.83%	4.74%	4.63%	4.58%	4.68%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	2,821	2,585	2,259	2,821	2,259
Wholesale and affiliate	10,563	10,838	11,272	10,563	11,272
Total	13,384	13,423	13,531	13,384	13,531

ARPU (h)
Postpaid	$43.64	$43.99	$45.13	$43.73	$46.14
Postpaid phone	$50.01	$50.16	$51.26	$49.91	$52.50
Prepaid	$34.53	$35.40	$37.46	$35.40	$37.84
NON-GAAP RECONCILIATION - ABPA* AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, and ABPU*)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
ABPA*
Postpaid service revenue	$4,236	$4,255	$4,297	$12,679	$13,126
Add: Installment plan and non-operating lease billings	306	326	379	984	1,144
Add: Equipment rentals	1,313	1,253	1,047	3,778	2,912
Total for postpaid connections	$5,855	$5,834	$5,723	$17,441	$17,182

Average postpaid accounts (in thousands)	11,196	11,207	11,193	11,193	11,261
Postpaid ABPA* (i)	$174.32	$173.53	$170.39	$173.14	$169.53
	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17
Postpaid phone ABPU*
Postpaid phone service revenue	$4,014	$4,038	$4,069	$12,029	$12,415
Add: Installment plan and non-operating lease billings	253	279	335	839	1,025
Add: Equipment rentals	1,307	1,247	1,037	3,758	2,877
Total for postpaid phone connections	$5,574	$5,564	$5,441	$16,626	$16,317

Postpaid average phone connections (in thousands)	26,751	26,838	26,461	26,778	26,275
Postpaid phone ABPU* (j)	$69.45	$69.10	$68.54	$68.98	$69.00
(a) During the three-month period ended June 30, 2018, we ceased selling devices in our installment billing program under one of our brands and as a result, 45,000 subscribers were migrated back to prepaid.
(b) Sprint is no longer reporting Lifeline subscribers due to regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale Lifeline MVNOs.
(c) As a result of our affiliate agreement with Shentel, certain subscribers have been transferred from postpaid and prepaid to affiliates. During the three-month period ended June 30, 2018, 10,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates. During the three-month period ended June 30, 2017, 17,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates.
(d) During the three-month period ended June 30, 2017, 2,000 Wi-Fi connections were adjusted from the postpaid subscriber base.
(e) During the three-month period ended September 30, 2017, the Prepaid Data Share platform It's On was decommissioned as the Company continues to focus on higher value contribution offerings resulting in a 49,000 reduction to prepaid end of period subscribers.
(f) During the three-month period ended December 31, 2017, prepaid end of period subscribers increased by 169,000 in conjunction with the PRWireless HoldCo, LLC joint venture.
(g) On April 1, 2018, approximately 115,000 wholesale subscribers were removed from the subscriber base with no impact to revenue. During the three-month period ended December 31, 2018, an additional 100,000 wholesale subscribers were removed from the subscriber base with no impact to revenue.
(h) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.
(i) Postpaid ABPA* is calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid accounts during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.
(j) Postpaid phone ABPU* is calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid phone connections during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and leased devices in property, plant and equipment)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Postpaid activations (in thousands)	4,462	3,772	4,874	11,707	12,459
Postpaid activations financed	81%	81%	84%	82%	85%
Postpaid activations - operating leases	63%	59%	72%	64%	66%

Installment plans
Installment sales financed	$357	$255	$276	$825	$1,097
Installment billings	$251	$292	$353	$868	$1,094
Installment receivables, net	$894	$838	$1,383	$894	$1,383

Equipment rentals and depreciation - equipment rentals
Equipment rentals	$1,313	$1,253	$1,047	$3,778	$2,912
Depreciation - equipment rentals	$1,137	$1,181	$990	$3,454	$2,732

Leased device additions
Cash paid for capital expenditures - leased devices	$2,215	$1,707	$2,468	$5,739	$5,533

Leased devices
Leased devices in property, plant and equipment, net	$6,683	$6,184	$5,683	$6,683	$5,683

Leased device units
Leased devices in property, plant and equipment (units in thousands)	15,897	15,392	14,002	15,897	14,002

Leased device and receivables financings net proceeds
Proceeds	$2,200	$1,527	$1,125	$5,083	$2,679
Repayments	(1,900)	(1,200)	(598)	(4,170)	(2,019)
Net proceeds of financings related to devices and receivables	$300	$327	$527	$913	$660

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Net operating revenues
Service revenue	$5,699	$5,762	$5,930	$17,201	$17,968
Equipment sales	1,589	1,418	1,262	4,180	3,443
Equipment rentals	1,313	1,253	1,047	3,778	2,912
Total net operating revenues	8,601	8,433	8,239	25,159	24,323
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,648	1,694	1,733	5,019	5,140
Cost of equipment sales	1,734	1,517	1,673	4,521	4,622
Cost of equipment rentals (exclusive of depreciation below)	182	151	123	457	347
Selling, general and administrative	2,003	1,861	2,108	5,731	6,059
Depreciation - network and other	1,088	1,021	987	3,132	2,961
Depreciation - equipment rentals	1,137	1,181	990	3,454	2,732
Amortization	145	159	196	475	628
Other, net	185	71	(298)	298	(657)
Total net operating expenses	8,122	7,655	7,512	23,087	21,832
Operating income	479	778	727	2,072	2,491
Interest expense	(664)	(633)	(581)	(1,934)	(1,789)
Other income (expense), net	32	79	(42)	153	(50)
(Loss) income before income taxes	(153)	224	104	291	652
Income tax benefit (expense)	8	(17)	7,052	(56)	6,662
Net (loss) income	(145)	207	7,156	235	7,314
Less: Net loss (income) attributable to noncontrolling interests	4	(11)	6	(4)	6
Net (loss) income attributable to Sprint Corporation	$(141)	$196	$7,162	$231	$7,320

Basic net (loss) income per common share attributable to Sprint Corporation	$(0.03)	$0.05	$1.79	$0.06	$1.83
Diluted net (loss) income per common share attributable to Sprint Corporation	$(0.03)	$0.05	$1.76	$0.06	$1.79
Basic weighted average common shares outstanding	4,078	4,061	4,001	4,050	3,998
Diluted weighted average common shares outstanding	4,078	4,124	4,061	4,110	4,080

Effective tax rate	5.2%	7.6%	-6,780.8%	19.2%	-1,021.8%

NON-GAAP RECONCILIATION - NET (LOSS) INCOME TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Net (loss) income	$(145)	$207	$7,156	$235	$7,314
Income tax (benefit) expense	(8)	17	(7,052)	56	(6,662)
(Loss) income before income taxes	(153)	224	104	291	652
Other (income) expense, net	(32)	(79)	42	(153)	50
Interest expense	664	633	581	1,934	1,789
Operating income	479	778	727	2,072	2,491
Depreciation - network and other	1,088	1,021	987	3,132	2,961
Depreciation - equipment rentals	1,137	1,181	990	3,454	2,732
Amortization	145	159	196	475	628
EBITDA* (1)	2,849	3,139	2,900	9,133	8,812
Loss (gain) from asset dispositions, exchanges, and other, net (2)	105	68	—	173	(304)
Severance and exit costs (3)	30	25	13	63	13
Contract terminations costs (benefits) (4)	—	—	—	34	(5)
Merger costs (5)	67	56	—	216	—
Litigation expenses and other contingencies (6)	50	—	(260)	50	(315)
Hurricanes (7)	—	(32)	66	(32)	100
Adjusted EBITDA* (1)	$3,101	$3,256	$2,719	$9,637	$8,301

Adjusted EBITDA margin*	54.4%	56.5%	45.9%	56.0%	46.2%

Selected items:
Cash paid for capital expenditures - network and other	$1,416	$1,266	$696	$3,814	$2,539
Cash paid for capital expenditures - leased devices	$2,215	$1,707	$2,468	$5,739	$5,533

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Net operating revenues
Service revenue
Postpaid	$4,236	$4,255	$4,297	$12,679	$13,126
Prepaid	924	954	993	2,860	2,982
Wholesale, affiliate and other	289	289	329	868	884
Total service revenue	5,449	5,498	5,619	16,407	16,992

Equipment sales	1,589	1,418	1,262	4,180	3,443
Equipment rentals	1,313	1,253	1,047	3,778	2,912
Total net operating revenues	8,351	8,169	7,928	24,365	23,347

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,439	1,466	1,466	4,334	4,300
Cost of equipment sales	1,734	1,517	1,673	4,521	4,622
Cost of equipment rentals (exclusive of depreciation below)	182	151	123	457	347
Selling, general and administrative	1,885	1,749	2,024	5,338	5,835
Depreciation - network and other	1,035	968	931	2,975	2,800
Depreciation - equipment rentals	1,137	1,181	990	3,454	2,732
Amortization	145	159	196	475	628
Other, net	185	58	16	280	(293)
Total net operating expenses	7,742	7,249	7,419	21,834	20,971
Operating income	$609	$920	$509	$2,531	$2,376

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Operating income	$609	$920	$509	$2,531	$2,376
Loss (gain) from asset dispositions, exchanges, and other, net (2)	105	68	—	173	(304)
Severance and exit costs (3)	30	12	4	45	(1)
Contract terminations costs (benefits) (4)	—	—	—	34	(5)
Litigation expenses and other contingencies (6)	50	—	63	50	63
Hurricanes (7)	—	(32)	66	(32)	100
Depreciation - network and other	1,035	968	931	2,975	2,800
Depreciation - equipment rentals	1,137	1,181	990	3,454	2,732
Amortization	145	159	196	475	628
Adjusted EBITDA* (1)	$3,111	$3,276	$2,759	$9,705	$8,389

Adjusted EBITDA margin*	57.1%	59.6%	49.1%	59.2%	49.4%

Selected items:
Cash paid for capital expenditures - network and other	$1,242	$1,101	$565	$3,362	$2,079
Cash paid for capital expenditures - leased devices	$2,215	$1,707	$2,468	$5,739	$5,533

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Net operating revenues	$316	$328	$393	$982	$1,235

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	280	295	352	886	1,111
Selling, general and administrative	52	53	71	174	194
Depreciation and amortization	51	51	55	151	155
Other, net	—	13	(314)	18	(309)
Total net operating expenses	383	412	164	1,229	1,151
Operating (loss) income	$(67)	$(84)	$229	$(247)	$84

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Operating (loss) income	$(67)	$(84)	$229	$(247)	$84
Severance and exit costs (3)	—	13	9	18	14
Litigation expenses and other contingencies (6)	—	—	(323)	—	(323)
Depreciation and amortization	51	51	55	151	155
Adjusted EBITDA*	$(16)	$(20)	$(30)	$(78)	$(70)

Adjusted EBITDA margin*	-5.1%	-6.1%	-7.6%	-7.9%	-5.7%

Selected items:
Cash paid for capital expenditures - network and other	$64	$55	$30	$170	$132

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year To Date
	12/31/18	12/31/17
Operating activities
Net income	$235	$7,314
Depreciation and amortization	7,061	6,321
Provision for losses on accounts receivable	278	312
Share-based and long-term incentive compensation expense	101	137
Deferred income tax expense (benefit)	25	(6,707)
Gains from asset dispositions and exchanges	—	(479)
Loss on early extinguishment of debt	—	65
Amortization of long-term debt premiums, net	(94)	(125)
Loss on disposal of property, plant and equipment	642	533
Deferred purchase price from sale of receivables	(223)	(909)
Other changes in assets and liabilities:
Accounts and notes receivable	65	(74)
Inventories and other current assets	248	570
Accounts payable and other current liabilities	(530)	(104)
Non-current assets and liabilities, net	(601)	260
Other, net	375	295
Net cash provided by operating activities	7,582	7,409

Investing activities
Capital expenditures - network and other	(3,814)	(2,539)
Capital expenditures - leased devices	(5,739)	(5,533)
Expenditures relating to FCC licenses	(145)	(92)
Change in short-term investments, net	1,467	5,271
Proceeds from sales of assets and FCC licenses	416	367
Proceeds from deferred purchase price from sale of receivables	223	909
Proceeds from corporate owned life insurance policies	110	2
Other, net	52	(1)
Net cash used in investing activities	(7,430)	(1,616)

Financing activities
Proceeds from debt and financings	6,416	3,073
Repayments of debt, financing and capital lease obligations	(6,937)	(7,159)
Debt financing costs	(286)	(19)
Call premiums paid on debt redemptions	—	(129)
Proceeds from issuance of common stock, net	281	12
Other, net	—	(18)
Net cash used in financing activities	(526)	(4,240)

Net (decrease) increase in cash, cash equivalents and restricted cash	(374)	1,553

Cash, cash equivalents and restricted cash, beginning of period	6,659	2,942
Cash, cash equivalents and restricted cash, end of period	$6,285	$4,495

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	12/31/18	9/30/18	12/31/17	12/31/18	12/31/17

Net cash provided by operating activities	$2,225	$2,927	$2,683	$7,582	$7,409

Capital expenditures - network and other	(1,416)	(1,266)	(696)	(3,814)	(2,539)
Capital expenditures - leased devices	(2,215)	(1,707)	(2,468)	(5,739)	(5,533)
Expenditures relating to FCC licenses, net	(75)	(11)	(73)	(145)	(92)
Proceeds from sales of assets and FCC licenses	144	139	149	416	367
Proceeds from deferred purchase price from sale of receivables	—	53	269	223	909
Other investing activities, net	129	63	6	189	4
Free cash flow*	$(1,208)	$198	$(130)	$(1,288)	$525
Net proceeds of financings related to devices and receivables	300	327	527	913	660
Adjusted free cash flow*	$(908)	$525	$397	$(375)	$1,185

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	12/31/18	3/31/18
ASSETS
Current assets
Cash and cash equivalents	$6,191	$6,610
Short-term investments	632	2,354
Accounts and notes receivable, net	3,455	3,711
Device and accessory inventory	919	1,003
Prepaid expenses and other current assets	1,199	575
Total current assets	12,396	14,253

Property, plant and equipment, net	21,422	19,925
Costs to acquire a customer contract	1,497	—
Goodwill	6,598	6,586
FCC licenses and other	41,448	41,309
Definite-lived intangible assets, net	1,915	2,465
Other assets	1,128	921
Total assets	$86,404	$85,459

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$3,637	$3,409
Accrued expenses and other current liabilities	3,467	3,962
Current portion of long-term debt, financing and capital lease obligations	3,596	3,429
Total current liabilities	10,700	10,800

Long-term debt, financing and capital lease obligations	36,288	37,463
Deferred tax liabilities	7,684	7,294
Other liabilities	3,403	3,483
Total liabilities	58,075	59,040

Stockholders' equity
Common stock	41	40
Treasury shares, at cost	(7)	—
Paid-in capital	28,278	27,884
Retained earnings (accumulated deficit)	291	(1,255)
Accumulated other comprehensive loss	(333)	(313)
Total stockholders' equity	28,270	26,356
Noncontrolling interests	59	63
Total equity	28,329	26,419
Total liabilities and equity	$86,404	$85,459

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	12/31/18	3/31/18

Total debt	$39,884	$40,892
Less: Cash and cash equivalents	(6,191)	(6,610)
Less: Short-term investments	(632)	(2,354)
Net debt*	$33,061	$31,928

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		12/31/18
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
7.625% Senior notes due 2026	03/01/2026	1,500
Sprint Corporation		12,000

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	2,406
4.738% Senior secured notes due 2025	03/20/2025	2,100
5.152% Senior secured notes due 2028	03/20/2028	1,838
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC		6,344

Sprint Communications, Inc.
Export Development Canada secured loan	12/17/2019	300
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		6,080

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Credit facilities
PRWireless secured term loan	06/28/2020	187
Secured equipment credit facilities	2020 - 2022	515
Secured term loan	02/03/2024	3,930
Secured term loan B1	02/03/2024	1,100
Credit facilities		5,732

Accounts receivable facility	2020	3,324

Financing obligations	2021	118

Capital leases and other obligations	2019 - 2026	470
Total principal		40,272

Net premiums and debt financing costs		(388)
Total debt		$39,884

News Release

RECONCILIATION OF ADJUSTMENTS FROM THE ADOPTION OF TOPIC 606 RELATIVE TO TOPIC 605 ON CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Three Months Ended December 31, 2018			Nine Months Ended December 31, 2018
	As reported	Balances without adoption of Topic 606	Change	As reported	Balances without adoption of Topic 606	Change

Net operating revenues
Service revenue	$5,699	$5,898	$(199)	$17,201	$17,716	$(515)
Equipment sales	1,589	1,264	325	4,180	3,223	957
Equipment rentals	1,313	1,329	(16)	3,778	3,827	(49)
Total net operating revenues	8,601	8,491	110	25,159	24,766	393
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,648	1,671	(23)	5,019	5,073	(54)
Cost of equipment sales	1,734	1,715	19	4,521	4,431	90
Cost of equipment rentals (exclusive of depreciation below)	182	182	—	457	457	—
Selling, general and administrative	2,003	2,145	(142)	5,731	6,047	(316)
Depreciation - network and other	1,088	1,088	—	3,132	3,132	—
Depreciation - equipment rentals	1,137	1,137	—	3,454	3,454	—
Amortization	145	145	—	475	475	—
Other, net	185	185	—	298	298	—
Total net operating expenses	8,122	8,268	(146)	23,087	23,367	(280)
Operating income	479	223	256	2,072	1,399	673
Total other expense	(632)	(632)	—	(1,781)	(1,781)	—
(Loss) income before income taxes	(153)	(409)	256	291	(382)	673
Income tax benefit (expense)	8	62	(54)	(56)	85	(141)
Net (loss) income	(145)	(347)	202	235	(297)	532
Less: Net loss (income) attributable to noncontrolling interests	4	4	—	(4)	(4)	—
Net (loss) income attributable to Sprint Corporation	$(141)	$(343)	$202	$231	$(301)	$532

Basic net (loss) income per common share attributable to Sprint Corporation	$(0.03)	$(0.08)	$0.05	$0.06	$(0.07)	$0.13
Diluted net (loss) income per common share attributable to Sprint Corporation	$(0.03)	$(0.08)	$0.05	$0.06	$(0.07)	$0.13
Basic weighted average common shares outstanding	4,078	4,078	—	4,050	4,050	—
Diluted weighted average common shares outstanding	4,078	4,078	—	4,110	4,050	60

News Release

RECONCILIATION OF ADJUSTMENTS FROM THE ADOPTION OF TOPIC 606 RELATIVE TO TOPIC 605 ON CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	December 31, 2018
	As reported	Balances without adoption of Topic 606	Change

ASSETS
Current assets
Accounts and notes receivable, net	$3,455	$3,356	$99
Device and accessory inventory	919	941	(22)
Prepaid expenses and other current assets	1,199	672	527
Costs to acquire a customer contract	1,497	—	1,497
Other assets	1,128	939	189

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accrued expenses and other current liabilities	$3,467	$3,489	$(22)
Deferred tax liabilities	7,684	7,177	507
Other liabilities	3,403	3,437	(34)

Stockholders' equity
Retained earnings (accumulated deficit)	291	(1,548)	1,839

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of equipment sales but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as revenue from equipment sales at the point of sale and the cost of the device is recognized as cost of equipment sales. During the three and nine month periods ended December 31, 2018, we leased devices through our Sprint direct channels totaling approximately $1,560 million and $3,817 million, respectively, which would have increased cost of equipment sales and reduced EBITDA* if they had been purchased under our subsidized program.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact in our indirect channels from the time value of money element related to the imputed interest on the installment receivable.

(2)
During the third and second quarters of fiscal year 2018 and the first quarter of fiscal year 2017, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. Additionally, during the first quarter of fiscal year 2017 the company recorded a pre-tax non-cash gain related to spectrum swaps with other carriers.

(3)
During the third, second and first quarters of fiscal year 2018 and the third quarter of fiscal year 2017, severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(4)
During the first quarter of fiscal year 2018, contract termination costs are primarily due to the purchase of certain leased spectrum assets, which upon termination of the spectrum leases resulted in the accelerated recognition of the unamortized favorable lease balances. During the first quarter of fiscal year 2017, we recorded a $5 million gain due to reversal of a liability recorded in relation to the termination of our relationship with General Wireless Operations, Inc. (Radio Shack).

(5)
During the third, second and first quarters of fiscal year 2018, we recorded merger costs of $67 million, $56 million and $93 million, respectively, due to the proposed Business Combination Agreement with T-Mobile.

(6)
During the third quarter of fiscal year 2018, litigation expenses and other contingencies consist of tax matters settled with the State of New York. During the third and first quarters of fiscal year 2017, litigation expenses and other contingencies consist of reductions associated with legal settlements or favorable developments in pending legal proceedings as well as non-recurring charges of $51 million related to a regulatory fee matter.

(7)
During the second quarter of fiscal year 2018 we recognized hurricane-related reimbursements of $32 million. During the third and second quarters of fiscal year 2017 we recorded estimated hurricane-related charges of $66 million and $34 million, respectively, consisting of customer service credits, incremental roaming costs, network repairs and replacements.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average postpaid customer billings per account as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as equipment rentals, per postpaid account each month.

Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as equipment rentals by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average postpaid phone customer billings as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as equipment rentals, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents and short-term investments. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, cost reductions, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.5 million connections as of Dec. 31, 2018 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching the first 5G mobile network in the U.S. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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